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    PALATIN
  TECHNOLOGIES

FOR RELEASE MARCH 14, 2000 AT 7:30 AM EST
Contact:     Allen & Caron Inc.               Palatin Technologies
             Mark Alvino (investors)                   Edward J. Quilty
             (212)698-1360                             Chairman & CEO
             mark@allencaron.com                       (609)520-1911

             Kari Rinkeviczie (media)         Stephen T. Wills
             (616) 647-0780                            Chief Financial Officer
             acikari@aol.com                           (609)520-1911


PALATIN TECHNOLOGIES WILL DISCONTINUE PROPOSED MERGER
WITH MOLECULAR BIOSYSTEMS


PRINCETON, NJ (MARCH 14, 2000)....Palatin Technologies Inc (AMEX:PTN) announced today that it will not be extending the merger consummation date of March 31, 2000 for its previously announced proposed merger with San Diego-based Molecular Biosystems, Inc. (OTCBB:MBIO) and will not be proceeding with the merger. Palatin's decision not to proceed with the merger is based on management's view that the merger is not currently in the best interests of its stockholders.


Statements about the Company's future expectations, including development and regulatory plans, and all other statements in this document other than historical facts, are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and as that term is defined in the Private Securities Litigation Reform Act of 1995. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. Since these statements involve risks and uncertainties and are subject to change at any time, the Company's actual results could differ materially from expected results.

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